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                                                                       Exhibit 9

            ARTICLE VII of Shorewood's By-laws, as amended to date:

                                 Indemnification

                  The Corporation shall indemnify any director or officer of the Corporation or a subsidiary, or any person serving at the request of the Corporation or a subsidiary as a director, officer or member of another corporation, partnership, joint venture, trust, committee or other enterprise or any person who is or was an employee or agent of the Corporation or a subsidiary, as deemed advisable by the Board of Directors, to the full extent permitted by Delaware law or any other applicable law.

                  The indemnification and advancement of expenses permitted by law shall, unless otherwise provided, when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.